Exhibit 99.1
infoGROUP

TO:	Infogroup Colleagues

FROM:	Bill Fairfield, CEO
An article ran in the Omaha World Herald indicating that when the deal closes with CCMP there will be a new CEO appointed. I just wanted you to know that I have the utmost respect for the leadership within CCMP and Clare Hart, the prospective CEO. I have indicated to them that I will assist in the transition for as long as needed.
We have all made great strides to get this Company moving in the right direction and it is imperative that we all stay focused on our customers. They are the reason we are in business and our customers rely on us every day.
There are still several weeks before the transaction is expected to close and we have a lot of work to be done. Until the close, it is business as usual. It is important that our leadership team, including me, continues to stay engaged to move the Company forward. You have my commitment to do what is right for you and our customers.
Thanks for your continued support and I will keep you updated and the lines of communications open. Keep up the great work and thanks for all you do.
Additional Information and Where to Find It
Infogroup plans to file with the Securities and Exchange Commission (the “SEC”) and mail to its stockholders a proxy statement in connection with the proposed merger with Omaha Acquisition Inc., pursuant to which Infogroup would be acquired by Omaha Holdco Inc. (the “Transaction”). The proxy statement will contain important information about the proposed Transaction and related matters. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE. Investors and stockholders will be able to obtain free copies of the proxy statement and other documents filed with the SEC by Infogroup through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders will be able to obtain free copies of the proxy statement from Infogroup by contacting Investor Relations by telephone at (402) 593-4541, or by mail at Infogroup, Investor Relations, 5711 South 86th Circle, Omaha, Nebraska 68127.
Infogroup and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Infogroup in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the Transaction described herein will be included in the proxy statement described above. Additional information regarding these directors and executive officers is also included in Infogroup’s proxy statement for its 2009 Annual Meeting of Stockholders, which was filed with the SEC on September 30, 2009. This document is available free of charge at the SEC’s web site at www.sec.gov, and from Infogroup by contacting Investor Relations by telephone at (402) 593-4541, or by mail at Infogroup, Investor Relations, 5711 South 86th Circle, Omaha, Nebraska 68127, or by going to Infogroup’s Investor Relations page and choosing the Financial Information link, on the Infogroup corporate web site at www.Infogroup.com.